Exhibit 99.1

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected historical financial data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004. The financial data for the year ended December 31, 2002 and as of and for the year ended December 31, 2003 have been derived from, and are qualified by reference to, our restated audited consolidated financial statements. The financial data for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2003 and as of and for the nine months ended September 30, 2004 have been derived from our unaudited consolidated financial statements. The unaudited financial data for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2003 and as of and for the nine months ended September 30, 2004 include, in the opinion of management, all adjustments (consisting only of normal, recurring adjustments) that management considers necessary for a fair statement of results for these periods. The unaudited financial data as of and for the nine months ended September 30, 2004 are not necessarily indicative of the results expected for the full year. The following consolidated financial statements have been reclassified to reflect the discontinued operations treatment of our Western site development services and reclassification of 14 towers previously classified as discontinued operations into continuing operations. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those consolidated financial statements included in our Form 10-K for the year ended December 31, 2003 and our Form 10-Q for the quarter ended September 30, 2004.

	For the Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)
Operating Data
Revenues:
Site leasing	$23,176	$44,332	$85,519	$115,121	$127,852	$94,916	$106,352
Site development	56,374	103,677	115,773	99,352	64,257	45,758	59,597

Total revenues	79,550	148,009	201,292	214,473	192,109	140,674	165,949

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):

Cost of site leasing	10,742	16,904	30,719	40,759	42,119	31,830	31,384
Cost of site development	42,568	81,630	92,755	81,565	58,683	41,877	55,740

Total cost of revenues	53,310	98,534	123,474	122,324	100,802	73,707	87,124

Gross profit	26,240	49,475	77,818	92,149	91,307	66,967	78,825

Operating expenses:
Selling, general and administrative	19,321	26,482	39,697	32,740	30,714	22,992	21,652
Restructuring and other charges	—	—	24,399	47,762	2,094	2,033	223
Asset impairment charges	—	—	—	25,545	16,965	10,767	1,714
Depreciation, accretion and amortization	13,247	27,789	65,797	85,502	84,149	63,337	61,755

Total operating expenses	32,568	54,271	129,893	191,549	133,922	99,129	85,344

Operating loss from continuing operations	(6,328)	(4,796)	(52,075)	(99,400)	(42,615)	(32,162)	(6,519)

Other income (expense):
Interest income	878	6,252	7,058	601	692	373	285
Interest expense	(5,243)	(4,879)	(47,713)	(54,822)	(81,501)	(61,177)	(36,816)
Non-cash interest expense	(20,467)	(23,000)	(25,843)	(29,038)	(9,277)	(7,210)	(21,035)
Amortization of debt issuance costs	(1,596)	(3,006)	(3,887)	(4,480)	(5,115)	(3,770)	(2,611)
Loss from write-off of deferred financing fees and extinguishment of debt	(1,150)	—	(5,069)	—	(24,219)	(5,250)	(24,764)
Other	40	66	(56)	(169)	169	(16)	74

Total other expense	(27,538)	(24,567)	(75,510)	(87,908)	(119,251)	(77,050)	(84,867)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
			(in thousands)
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)
Loss from continuing operations before provision for income taxes and cumulative effect of changes in accounting principles	(33,866)	(29,363)	(127,585)	(187,308)	(161,866)	(109,212)	(91,386)
Benefit from (provision for) income taxes	196	(954)	(1,489)	(309)	(1,820)	(1,368)	(827)

Loss from continuing operations before cumulative effect of changes in accounting principles	(33,670)	(30,317)	(129,074)	(187,617)	(163,686)	(110,580)	(92,213)
(Loss) gain from discontinued operations, net of income taxes	(921)	1,402	3,282	(705)	(7,940)	(9,878)	(2,964)

Loss before cumulative effect of changes in accounting principles	(34,591)	(28,915)	(125,792)	(188,322)	(171,626)	(120,458)	(95,177)
Cumulative effect of changes in accounting principles	—	—	—	(60,674)	(545)	(545)	—

Net loss	(34,591)	(28,915)	(125,792)	(248,996)	(172,171)	(121,003)	(95,177)
Dividends on preferred stock	733	—	—	—	—	—	—

Net loss applicable to shareholders	$(33,858)	$(28,915)	$(125,792)	$(248,996)	$(172,171)	$(121,003)	$(95,177)

		As of September 30, 2004
	As of December 31, 2003	Actual	As Adjusted (1)
	(in thousands)
	(audited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$8,338	$20,996	$18,785
Short term investments	15,200	—	—
Restricted cash (2)	10,344	6,354	6,354
Property and equipment (net)	854,857	798,202	798,202
Total assets	982,982	915,485	914,805
Total debt (3)	870,758	888,026	879,564
Total shareholders’ equity (deficit)	43,877	(27,472)	(14,988)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)
Other Data:
Cash provided by (used in):
Operating activities	$23,134	$47,516	$28,753	$17,807	$(29,808)	$(20,296)	$14,061
Investing activities	(208,870)	(445,280)	(554,700)	(102,716)	155,456	141,729	(39)
Financing activities	162,124	409,613	524,871	132,146	(178,451)	(147,289)	(1,364)
Ratio of earnings to fixed charges (4)	—	—	—	—	—	—	—

	For the Year Ended December 31,		For the Twelve Months Ended September 30, 2004
	2002	2003	Actual	As Adjusted (1)
	(dollars in thousands)
	(unaudited)
Indenture Data:
SBA Communications Corporation
Adjusted Consolidated Cash Flow (5) (6)	$62,000	$68,137	$82,337	$82,337
SBA Senior Finance, Inc.
Adjusted Consolidated Cash Flow (5) (7)	67,000	72,922	87,051	87,051

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2004
	(unaudited)					(unaudited)
Tower Data (Before Discontinued Operations Treatment):
Towers owned at beginning of period	494	1,163	2,390	3,734	3,877	3,093
Towers constructed	438	779	667	141	13	—
Towers acquired	231	448	677	53	—	—
Towers reclassified/disposed of (8)	—	—	—	(51)	(797)	(26)

Total towers at the end of period	1,163	2,390	3,734	3,877	3,093	3,067

Tower Data (After Discontinued Operations Treatment):
Towers held for sale at end of period	254	552	815	837	47	22
Towers in continuing operations at end of period	909	1,838	2,919	3,040	3,046	3,045

	1,163	2,390	3,734	3,877	3,093	3,067

(1)	As adjusted for an offering of approximately $250.0 million of notes and the application of the net proceeds, the $20.0 million draw under the term loan, the additional net $5.0 million draw under the revolving line of credit, the amendment to the senior credit facility and the repurchases subsequent to September 30, 2004 of $42.0 million of our 10 1/4% senior notes and $1.3 million at maturity of our 9 3/4% senior discount notes for which we paid cash of $15.6 million plus accrued interest and issued 4.1 million shares of our Class A common stock (the “Transactions”).
(2)	Restricted cash of $10.3 million as of December 31, 2003, consists of $7.3 million of cash held by an escrow agent in accordance with certain provisions of the Western tower sale agreement and $3.0 million related to surety bonds issued for our benefit. Restricted cash of $6.4 million as of September 30, 2004, consists of $4.3 million of cash held by an escrow agent in accordance with certain provisions of the Western tower sale agreement and $2.1 million related to surety bonds issued for our benefit.
(3)	Includes deferred gain on interest rate swap of $4,559 and $4,011 as of December 31, 2003 and September 30, 2004, respectively.
(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issuance costs and preferred dividends. We had a deficiency in earnings to fixed charges of $33.9 million for 1999, $29.4 million for 2000, $127.6 million for 2001, $187.3 million for 2002, $161.9 million for 2003, $109.2 million for the nine months ended September 30, 2003 and $91.4 million for the nine months ended September 30, 2004.
(5)	SBA Communications Adjusted Consolidated Cash Flow and Senior Finance Adjusted Consolidated Cash Flow are included in the Selected Historical Financial Information because covenants in the indenture relating to the notes are tied to ratios based on these measures. SBA Communications Adjusted Consolidated Cash Flow and Senior Finance Adjusted Consolidated Cash Flow are not measures of performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net loss as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2003 included in Exhibit 99.2 hereof and our Form 10-Q for the quarter ended September 30, 2004. A reconciliation of SBA Communications Adjusted Consolidated Cash Flow and Senior Finance Adjusted Consolidated Cash Flow to net loss is as follows:

	For the Year Ended December 31,		For the Twelve Months Ended September 30, 2004
	2002	2003
	(in thousands)
	(unaudited)
Net loss	$(248,996)	$(172,171)	$(146,345)
Loss from discontinued operations, net of income taxes	705	7,940	1,025
Write-off of deferred financing fees and loss on extinguishment of debt	—	24,219	43,732
Cumulative effect of changes in accounting principles	60,674	545	—
Provision for income taxes	309	1,820	1,280
Interest expense	56,494	81,571	57,139
Non-cash interest expense	29,038	9,277	23,102
Amortization of debt issuance costs	4,480	5,115	3,956
Depreciation, accretion and amortization	85,502	84,149	82,567
Non-cash general and administrative compensation expenses	2,017	803	464
Non-cash restructuring and other charges	43,438	1,118	250
Asset impairment charges	25,545	16,965	7,913
Other expenses	169	(169)	(259)
Interest income	(601)	(692)	(604)
Other permitted cash expenses(a)	—	2,792	—
LTM Site Leasing Gross Profit(b)	(74,362)	(85,733)	(97,615)
Annualized Site Leasing Gross Profit(c)	77,588	90,588	105,732

SBA Communications Adjusted Consolidated Cash Flow	62,000	68,137	82,337
Plus: Selling, general and administrative expenses of SBA Communications	5,000	4,661	4,363
Plus: Selling, general and administrative expenses of Telecommunications	—	124	351

Senior Finance Adjusted Consolidated Cash Flow	$67,000	$72,922	$87,051

(a)	Other permitted cash expenses for the twelve months ended December 31, 2003 were $2,792 which include cash charges for (1) professional fees related to the restatement of our consolidated financial statements for the years ended December 31, 2001 and 2002 of $925, (2) restructuring charges of $976 and (3) professional and advisory fees related to our review of our strategic alternatives and decision to sell a portion of our tower portfolio in the Western tower sale of $891.

(b)	LTM Site Leasing Gross Profit is site leasing revenues less cost of site leasing revenues for the twelve month period ended as of the date presented. LTM Site Leasing Gross Profit for the years ended December 31, 2002 and 2003 is derived from our restated audited consolidated statements of operations included in Exhibit 99.2 hereof. LTM Site Leasing Gross Profit for the twelve months ended September 30, 2004 is calculated as follows:

LTM Site Leasing Gross Profit	For the Twelve Months Ended September 30, 2004
(in thousands) (unaudited)
Site Leasing Revenues for the nine months ended September 30, 2004	$106,352
Site Leasing Cost of Revenues for the nine months ended September 30, 2004	(31,384)

Site Leasing Gross Profit for the nine months ended September 30, 2004	74,968
Site Leasing Gross Profit for the three months ended December 31, 2003	22,647

LTM Site Leasing Gross Profit for the twelve months ended September 30, 2004	$97,615

(c)	Annualized Site Leasing Gross Profit is site leasing revenues less cost of site leasing revenues for the most recent calendar quarter multiplied by four.

	For the Year Ended December 31,
	2002	2003
	(in thousands) (unaudited)
Site Leasing Gross Profit for the year ended December 31	$74,362	$85,733
Site Leasing Gross Profit for the nine months ended September 30	(54,965)	(63,086)

Site Leasing Gross Profit for the three months ended December 31	19,397	22,647
Multiplied by 4	4	4

Annualized Site Leasing Gross Profit	$77,588	$90,588

For the Twelve Months Ended September 30, 2004
(in thousands) (unaudited)
Site Leasing Revenues for the three months ended September 30	$36,965
Site Leasing Cost of Revenues for the three months ended September 30	(10,532)

Site Leasing Gross Profit for the three months ended September 30	26,433
Multiplied by 4	4

Annualized Site Leasing Gross Profit	$105,732

(6)	SBA Communications Consolidated Indebtedness is long-term debt, including the current maturities and excluding deferred gain on interest rate swap, in accordance with GAAP as set forth in our consolidated balance sheets set forth in Exhibit 99.2 hereof. SBA Communications’ Total Debt to Adjusted Consolidated Cash Flow Ratio is calculated by dividing SBA Communications Consolidated Indebtedness by SBA Communications Adjusted Consolidated Cash Flow. The indenture requires that SBA Communications’ Total Debt to Adjusted Consolidated Cash Flow Ratio not exceed 8.5 to 1.0 in order for SBA Communications to be able to incur additional debt, subject to certain exceptions, in accordance with the indenture. For the twelve months ended September 30, 2004, as adjusted for the Transactions, SBA Communications’ Total Debt to Adjusted Consolidated Cash Flow Ratio under the indenture would have been 10.7 to 1.0.
(7)	Senior Finance’s Consolidated Indebtedness is included in our long-term debt, including the current maturities, in accordance with GAAP as set forth in our consolidated balance sheets set forth in Exhibit 99.2 hereof, consisting of amounts related to our senior credit facility loans and our notes payable. Senior Finance’s Consolidated Indebtedness does not include the 10 1/4% senior notes nor the 9 3/4% senior discount notes. Senior Finance’s Total Debt to Adjusted Consolidated Cash Flow Ratio is calculated by dividing Senior Finance Consolidated Indebtedness by Senior Finance Adjusted Consolidated Cash Flow. The indenture requires that Senior Finance’s Total Debt to Adjusted Consolidated Cash Flow Ratio not exceed 5.5 to 1.0 in order for Senior Finance to be able to incur additional debt, subject to certain exceptions, in accordance with the indenture. For the twelve months ended September 30, 2004, as adjusted for the Transactions, Senior Finance’s Total Debt to Adjusted Consolidated Cash Flow Ratio under the indenture would have been 3.8 to 1.0.
(8)	Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site. Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites.

Effect of Discontinued Operations

In May 2004, our Board of Directors approved a plan of disposition related to our Western site development services. The decision was based on our periodic review of the services business segment, its strategic benefits and minimum profitability targets, and our belief that the Western site development services did not meet our targets. In June 2004, two business units were sold, and two business units were closed within Western site development services. In the third quarter of 2004, the remaining two site development construction segments within Western site development services were sold. Gross proceeds realized from sales of these business units were $0.4 million, and a loss on disposal of discontinued operations of $0.1 million was recorded, which is included in loss from discontinued operations, net of income taxes in our Consolidated Statements of Operations for the nine months ended September 30, 2004.

As a result of the adoption of the plan of disposition, all of the business units which comprise our Western site development services were reclassified into discontinued operations (the “WSDS Reclassification”). In addition, we have reclassified 14 towers into continuing operations which in previous periods had been included in discontinued operations as we have decided to retain these towers (the “Tower Reclassification” and together with the WSDS Reclassification, the “Reclassifications”). Our results of operations for the years ended December 31, 1999 to 2003 and for the nine months ended September 30, 2003 and 2004 and the selected balance sheet information as of December 31, 2003 and September 30, 2004 contained in the selected historical financial information have been restated to reflect the Reclassifications.

Below is a summary of the material changes that resulted from the Reclassifications. You should read the following in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-K for the year ended December 31, 2003 as the Reclassifications did not affect (i) our Asset Impairment Charge, (ii) any of our Other Income (Expense) or (iii) our Provision for Income Taxes, and did not materially affect our Site Leasing Revenues or Site Leasing Cost of Revenues. Furthermore, the Reclassifications did not affect the trends and business developments discussed in our Form 10-K with respect to our site leasing business, the remaining portion of our site development business and our liquidity and capital position as of and for the years ended December 31, 2002 and 2003.

Revenues; Cost of Revenues; Gross Profit

As a result of the WSDS Reclassification, site development revenue was reduced by $20.0 million for the year ended December 31, 2003, while the cost of site development revenue was reduced by $19.1 million for the same period. As a result of the Tower Reclassification, site leasing revenue was increased by $10,000 for the year ended December 31, 2003, while the cost of site leasing revenue was increased by $98,000 for the same period. Consequently our gross profit for the year ended December 31, 2003 was reduced by $0.9 million.

For the year ended December 31, 2002, the WSDS Reclassification resulted in a reduction of our site development revenue of $25.7 million and of our cost of site development revenue of $20.9 million. As a result of the Tower Reclassification, site leasing revenue was increased by $40,000 for the year ended December 31, 2002, while the cost of site leasing revenue was increased by $109,000 for the same period. Consequently our gross profit for the year ended December 31, 2002 was reduced by $4.9 million.

As adjusted for the Reclassifications, (1) total revenues decreased 10.4% to $192.1 million for the year ended December 31, 2003 from $214.5 million for the year ended December 31, 2002, (2) total site development revenue decreased 35.3% to $64.3 million in the year ended December 31, 2003 from $99.4 million in the year ended December 31, 2002 and (3) site leasing revenue increased 11.1% to $127.9 million in the year ended December 31, 2003 from $115.1 million in the year ended December 31, 2002. Total revenues and total site development revenue decreased primarily as a result of the decline in capital expenditures by wireless carriers for additional antenna sites and vigorous competition, which adversely affected our volume of activity and the pricing for our services.

As adjusted, (1) total cost of revenues decreased 17.6% to $100.8 million for the year ended December 31, 2003 from $122.3 million for the year ended December 31, 2002, (2) site development cost of revenue decreased 28.1% to $58.7 million for the year ended December 31, 2003 from $81.6 million for the year ended December 31, 2002, due primarily to lower levels of activity and (3) site leasing cost of revenue increased 3.2% to $42.1 million in the year ended December 31, 2003 from $40.8 million in the year ended December 31, 2002.

As adjusted, gross profit decreased 0.9% to $91.3 million in the year ended December 31, 2003 from $92.1 million in the year ended December 31, 2002, due to decreased site development gross profit offset by an increase in site leasing gross profit. Gross profit from site development decreased 68.6% to $5.6 million in the year ended December 31, 2003 from $17.8 million in the year ended December 31, 2002 due to lower volumes and lower pricing without a commensurate reduction in cost.

Operating Expenses

As a result of the Reclassifications, selling, general and administrative expenses were reduced by $0.5 million for the year ended December 31, 2003 and $1.6 million for the year ended December 31, 2002 primarily due to the reclassification of expenses relating to headcount and offices closed that were used in the Western site development services business units during those periods. In addition, depreciation, accretion and amortization were reduced by $0.3 million for each of the years ended December 31, 2003 and 2002.

As adjusted, selling, general and administrative expenses decreased 6.2% to $30.7 million in the year ended December 31, 2003 from $32.7 million in the year ended December 31, 2002. The decrease in selling, general and administrative expenses primarily resulted from the reduction in the number of offices, elimination of personnel and elimination of other infrastructure. As of December 31, 2003, we had approximately 600 employees whereas as of December 31, 2002, we had approximately 750 employees.

Operating Loss

As a result of the Reclassifications, our operating loss was reduced by $0.3 million for the year ended December 31, 2003 and $3.0 million for the year ended December 31, 2002. As adjusted, operating loss from continuing operations was $42.6 million in the year ended December 31, 2003, as compared to an operating loss from continuing operations of $99.4 million in the year ended December 31, 2002. This decrease in operating loss from continuing operations primarily was a result of lower restructuring and other charges and lower asset impairment charges in 2003 as compared to 2002.